EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114958) of Harsco Corporation of our report dated June 27, 2012 relating to the financial statements and supplemental schedule of the Harsco Retirement Savings and Investment Plan, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP
Philadelphia, PA
June 27, 2012